EXHIBIT 10.10

AGREEMENT

BETWEEN

JOHN DAVIS HEATON

AND

NANOMETRICS INCORPORATED

This Agreement is made and entered into this 20 day of April 1998 by and between John Davis Heaton (“Mr. Heaton”), a California resident, and Nanometrics Incorporated (the “Company”), a California corporation.

WHEREAS, Mr. Heaton, while remaining as a member of the Board of Directors, has been elected Chief Executive Officer of the Company and redesignated President of the Company effective April 18, 1998, and

WHEREAS, the Company wishes to allow Mr. Heaton to focus his attention upon his new duties by providing him with a degree of financial security and income protection in the event of an involuntary termination for certain reasons.

NOW, THEREFORE, the parties hereby agree as follows:

1.	This Agreement is intended solely to set out the parties’ understanding with respect to the involuntary separation of Mr. Heaton and is not intended to constitute a contract of employment for any period of time. Mr. Heaton understands that he is, and following the execution of this Agreement, remains an at-will employee of the Company.

2.	In the event that Mr. Heaton is required or requested for any reason not involving good cause to involuntary relinquish his positions with the Company and its subsidiaries including, but not limited to, Chief Executive Officer and President and as a Director of the Company, the Company agrees, as a separation payment, to pay to Mr. Heaton his usual annual salary with standard deductions, but no bonuses, on the Company’s normal paydays for a period of one (1) year from date of separation provided Mr. Heaton executes a general release and promptly resigns from all positions as requested. If Mr. Heaton relinquishes his positions voluntarily or if his separation involves good cause, he shall be due no separation payment. Mr. Heaton’s separation shall be for good cause only if he commits misconduct, unjustifiably neglects his duties, or acts in a way that has a direct, substantial and adverse effect on Nanometrics or its reputation.

3.	This Agreement constitutes the entire agreement between the parties pertaining to the separation of Mr. Heaton from Nanometrics and is intended to apply to the exclusion of all other remedies in the event of such separation.

4.	This Agreement shall be governed by and construed in accordance with the laws of the State of California.

5.	In the event of disagreement, the parties agree to attempt to work out their differences in good faith.. In the event the parties are unable to so work out their differences, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator (s) may be entered in any court having jurisdiction thereof. The parties agree that such arbitration shall be held in Santa Clara County, California and that the Company shall reimburse Mr. Heaton’s reasonable costs and attorneys’ fees.

Executed as of the date first above written.

NANOMETRICS INCORPORATED

By:	/s/ Vincent J. Coates
Vincent J. Coates
Chairman

By:	/s/ John D. Heaton
John D. Heaton